Exhibit 99.1
MARATHON ANNOUNCES RESULTS
FOR ITS ANY AND ALL CASH TENDER OFFER
AND MAXIMUM AMOUNT TO BE PURCHASED IN DUTCH AUCTION OFFER

HOUSTON, April 1, 2010 – Marathon Oil Corporation (NYSE: MRO) announced today that approximately $213,906,000 in aggregate principal amount of notes were tendered prior to 5:00 p.m. EDT on April 1, 2010, the Any and All Offer expiration date, pursuant to its previously announced cash tender offer for any and all of the 9.375% Debentures due 2012, 9.125% Debentures due 2013, 9.375% Debentures due 2022, 8.500% Debentures due 2023 and 8.125% Debentures due 2023.

In the Any and All Offer, according to information provided by Global Bondholder Services Corporation, the Depositary for the offers, $213,906,000 in aggregate principal amount of notes were validly tendered and not validly withdrawn prior to the expiration of the offer at 5:00 p.m. EDT on April 1, 2010, as more fully set forth below. Marathon has accepted for payment all notes validly tendered and not validly withdrawn in the Any and All Offer and expects to make payment for the notes in same-day funds on April 6, 2010.

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Principal Amount Tendered	Percentage of Outstanding Amount Tendered
Any and All Offer
9.375% Debentures due 2010	902905AK4	$87,274,000	34,085,000	39.06%
9.125% Debentures due 2013	902905AM0	$173,582,000	59,972,000	34.50%
9.375% Debentures due 2022	902905AL2	$65,360,000	32,959,000	50.43%
8.500% Debentures due 2023	902905AN8	$116,344,000	45,984,000	39.52%
8.125% Debentures due 2023	902905AQ1	$172,123,000	40,906,000	23.77%

Marathon has set the maximum principal amount of debt to be purchased pursuant to the Dutch Auction Offer as $286,094,000. Such maximum amount is equal to the difference between $500 million and the principal amount of debt purchased through the Any and All Offer. The amounts of each series of debt that are purchased in the Dutch Auction Offer may be prorated as set forth in the Offer to Purchase.

The Dutch Auction Offer will expire at 5:00 p.m. EDT on April 19, 2010, unless extended. Holders of notes subject to the Dutch Auction Offer must have validly tendered and not validly withdrawn their notes before 5:00 p.m. EDT on April 1, 2010, to be eligible to receive the applicable Dutch Auction Offer Total Consideration, which includes an Early Tender Premium of $30 per $1,000 principal amount of notes accepted for purchase pursuant to the Dutch Auction Offer. Holders of notes subject to the Dutch Auction Offer who validly tender their notes after April 1, 2010 (the “Early Tender Date”) will only be eligible to receive an amount equal to the applicable Dutch Auction Offer Tender Consideration, which is equal to the Dutch Auction Offer Total Consideration minus the Early Tender Premium.

Marathon has retained J.P. Morgan Securities Inc. and Goldman, Sachs & Co. to serve as the Dealer Managers.  J.P. Morgan Securities Inc. may be contacted at (866) 834-4666 (toll free) or (212) 834-3424 (collect) and Goldman, Sachs & Co. may be contacted at (800) 828-3182 (toll free) or (212) 902-5128 (collect).  Marathon has also retained Global Bondholder Services Corporation to serve as the Depositary and Information Agent for the tender offers.

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to Global Bondholder Services Corporation by phone at (866) 873-7700, or in writing at 65 Broadway - Suite 404, New York, NY, 10006, Attention: Corporate Actions.  You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offers.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase and the Letter of Transmittal.  In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of Marathon by J.P. Morgan Securities Inc. and Goldman, Sachs & Co., or one or more registered brokers or dealers under the laws of such jurisdiction.
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This release contains forward-looking statements with respect to the timing and principal amount of debt to be purchased in the offers, including certain terms and conditions of the offers.  Although Marathon believes that the expectations contained in this release are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct.  Actual results may differ materially from the anticipated results or expectations expressed in this release.  In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent Form 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Lee Warren	713-296-4103
	John Porretto	713-296-4102
Investor Relations Contacts:	Howard Thill	713-296-4140
	Chris Phillips	713-296-3213